Filed Pursuant to 424(b)(3)
                                                  Registration No. 33-85118



                  PERMA-FIX ENVIRONMENTAL SERVICES, INC.

          Fourth Supplement to Prospectus dated December 30, 1994
                ___________________________________________

     As originally provided in the Prospectus, the Company issued to D. H. Blair Investment Banking Corporation ("Blair") a warrant dated February 10, 1992, ("Blair Warrant Two") to purchase up to 206,701 shares of Common Stock, in connection with a loan made to the Company, which 206,701 shares of Common Stock are described under "Summary of Securities Being Offered" in the Prospectus, are referred to in other portions of the Prospectus and are covered by the Prospectus. Pursuant to anti-dilution adjustments provided for in such warrant, the exercise price of the Blair Warrant Two was reduced from $3.02 per share of Common Stock to $2.1475 per share of Common Stock. As described in the Third Supplement to the Prospectus dated December 30, 1994, dated February 17, 1997 ("Third Supplement"), the Blair Warrant Two was amended on February 7, 1997, to (i) reduce the exercise price thereof from $2.1475 per share of Common Stock to $1.00 per share of Common Stock and (ii) extend the expiration date of the warrant from February 10, 1997, to March 3, 1997. Such warrant was not otherwise amended.

     Effective February 25, 1997, Blair assigned the Blair Warrant Two to certain partners, officers and brokers of Blair (the "Blair Warrant Two Assignees"). Accordingly, each Blair Warrant Two Assignee not previously listed as a Selling Shareholder is added as an additional Selling Shareholder in the Prospectus. The table below supplements and amends the Selling Security Holders table set forth at pages 29 through 36 of the Prospectus by (i) adding as a Selling Stockholder each Blair Warrant Two Assignee who was not previously listed as a Selling Stockholder, and (ii) adjusting the offering information applicable to Blair, Richard Molinsky, Victor Molinsky, Leonard Solomon, and Murray Zung to account for the assignment by Blair of the Blair Warrant Two. The number of shares of Common Stock and the number of Class B Warrants covered by the Prospectus remains unchanged. Except with respect to each Selling Stockholder listed below, and except as supplemented and amended by the First Supplement to the Prospectus dated December 30, 1994, dated January 11, 1995, the Second Supplement to the Prospectus dated December 30, 1994, dated March 24, 1995, and the Third Supplement, the Selling Security Holders table set forth at pages 29 through 36 of the Prospectus remains unchanged.

                      Common                       Beneficially  Percentage of
                      Stock                           Owned      Beneficially
                    Beneficially  Common   Class B    After      Owned After
                      Owned       Stock   Warrants  Completion    Completion
                      Prior to    Being    Being        of           of
Selling Stockholder   Offering   Offered   Offered    Offering     Offering
___________________   ________   ________ _________  ___________  _________
D.H. Blair Investment
Banking Corporation    423,177     9,775       -        206,701      11.6%

Ferraro, Michael             0    25,000       -              0       0

Molinsky, Richard      110,250   166,951       -              0       0

Molinsky, Victor        30,000    55,000       -              0       0

Scheidt, R. Douglas          0    25,000       -              0       0

Solomon, Leonard        60,000    85,000       -              0       0

Zeller, Herman L.
Trustee, Herman Zeller
Living Trust                 0    25,000       -              0       0

Zung, Murray            30,000    55,000       -              0       0


February 28, 1997.